UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 6, 2007

WPT Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-330-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2007, WPT Enterprises, Inc. (the "Company") entered into a Cooperation Agreement (the "Cooperation Agreement") with the China Leisure Sports Administrative Center (the "CLSAC"), a Chinese government-sanctioned body with authority over certain leisure sports, including the popular Chinese national card game "Traktor Poker" or "Tua La Ji." Pursuant to the Cooperation Agreement, the Company will have the right to brand and exploit the China National Traktor Poker Tour (the "Traktor Poker Tour") during the five (5) year term of the Cooperation Agreement. Additionally, the Company is afforded certain marketing and sponsorship rights in conjunction with the Traktor Poker Tour, including the right to sanction and derive revenue from third-party branding at tour events and the right to exploit films and other content generated in conjunction with the Traktor Poker Tour in all media, including television throughout China, mobile and online. Furthermore, the CLSAC agreed to organize no less than fifteen (15) Traktor Poker Tour events each year during the term, secure placement of the championship finals on a major Chinese television station, and agreed to promote the Traktor Poker Tour. In exchange for these rights, the Company pays a yearly fee to the CLSAC, which starts at Five Hundred and Five Thousand Dollars ($505,000) for the first year and increases by ten percent (10%) annually for the remaining four years of the term. The Company is afforded a first right of negotiation and right to match in regard to other poker-related competitions in China and the option to renew the Cooperation Agreement at the end of the term on the same terms for a slightly higher yearly fee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

August 6, 2007	By:	Scott A. Friedman

Name: Scott A. Friedman
Title: Chief Financial Officer